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                May 3, 2022

       FU Wah
       Chief Executive Officer
       KING RESOURCES INC
       Unit 1813, 18/F, Fo Tan Industrial Centre
       26-28 Au Pui Wan Street
       Fo Tan, Hong Kong

                                                        Re: KING RESOURCES INC
                                                            Registration
Statement on Form 10
                                                            February 14, 2022
                                                            File No. 000-56396

       Dear Mr. Wah:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                Sincerely,


                Division of Corporation Finance

                Office of Manufacturing
       cc:                                              Jenny Chen-Drake